Exhibit 99.4

Hi Annie’s Fans,

Today we announced exciting news that Annie’s will join General Mills. We are thrilled because this opportunity will fuel Annie’s future growth and allow us to more rapidly expand our line of high quality, great tasting products made with organic and natural ingredients that you’ve come to love over the last 25 years. So what does this combination mean for you, our loyal fans? Expect to see Annie’s in more stores, in more categories and in more varieties.

Annie’s has never been a company that compromises on its values. With General Mills’ support, we will stay true to our mission and committed to doing well by doing good. We remain dedicated to real food; simple, organic, non-GMO and natural ingredients; a clean planet and sustainable business practices. These values are part of our DNA and they will remain so.

Thanks for being a loyal Annie’s fan and celebrating this new chapter in our story.

Sincerely,

John Foraker

Annie’s CEO

Notice to Investors

The tender offer described herein has not yet been commenced. The description contained herein is neither an offer to purchase nor a solicitation of an offer to sell securities of Annie’s. At the time the tender offer is commenced, General Mills and its wholly owned subsidiary intend to file a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer, and Annie’s intends to file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. General Mills, its wholly owned subsidiary and Annie’s intend to mail these documents to the stockholders of Annie’s. These documents will contain important information about the tender offer and stockholders of Annie’s are urged to read them carefully when they become available. Stockholders of Annie’s will be able to obtain a free copy of these documents (when they become available) and other documents filed by Annie’s or General Mills with the SEC at the website maintained by the SEC at www.sec.gov.

In addition, the Schedule TO and related exhibits, including the offer to purchase, forms of letters of transmittal, and other related tender offer documents may be obtained (when available) for free by contacting General Mills at Number One General Mills Boulevard, Minneapolis, Minnesota 55426 and the Schedule 14D-9 may be obtained (when available) for free by contacting Annie’s at 1610 Fifth Street, Berkeley, California 94710.